Exhibit 99.1

Altair Nanotechnologies Notifies the Nasdaq of Voluntary Delisting

Reno, NV (Marketwire – September 15, 2014) – Altair Nanotechnologies, Inc. (ALTI) (the “Company”) notified the Nasdaq Stock Market (“Nasdaq”) that the Company is withdrawing the listing of common stock, $.001 par value from the Nasdaq Stock Market.

As required by Rule 12d2-2(c)(2) under the Exchange Act and Nasdaq Rule 5840(j), set forth below is a summary of material facts surrounding the Company’s withdrawal notice.

For the reasons described below, the Company has not filed with the SEC its Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 or its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (the “Financial Reports”). This represents non-compliance with Nasdaq Rule 5250(c)(1).

The Company received notices from Nasdaq staff regarding its failure to file the Financial Reports, and the Nasdaq staff has previously given the Company a series of discretionary extensions to file the Financial Reports, with the most recent extension continuing until October 13, 2014. In the latest extension letter and related communications, Nasdaq staff indicated that the extension until October 13, 2014 represented the maximum extension the staff could grant.

As the Company worked to try to file the Financial Reports prior to October 13, 2014, on August 28, 2014, Crowe Horwath LLP (“Crowe”) resigned as the Company’s independent registered public accounting firm. As previously reported by the Company, in its resignation letter, Crowe advised the Company that it was resigning due to its inability to complete the audit of the Company’s financial statements for the year ended 2013 in part due its inability to perform sufficient procedures to determine the completeness of reporting of subsequent events transactions that may have occurred in China and in part due to the Company’s material weakness relative to implementing controls and procedures to ensure accurate and timely communications between the Company’s subsidiaries in China and its U.S.-based accounting team. Immediately prior to its resignation, Crowe sent a letter to management and the Audit Committee of the Company’s Board of Directors identifying the following material weaknesses:

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The Company experienced significant executive management and accounting level turnover in 2013 which led to a lack of segregation of duties throughout the Company and resulted in a lack of controls to perform a timely review of transactions at an appropriate level of precision.

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The Company did not implement adequate procedures and controls over the 2013 year-end financial close and reporting process to ensure timely filings in compliance with its financial reporting requirements.

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The Company did not implement adequate procedures and controls to appropriately evaluate routine and non-routine transactions, and as a result, did not detect the material misstatements that were identified by Crowe during its audit process.

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The Company did not implement adequate procedures and controls to ensure accurate and timely communication with its subsidiaries in China, and as a result, led to material misstatements that were identified by Crowe during its audit process.

●	The Company did not implement adequate procedures and controls to ensure the completeness and accuracy of its consolidated financial statements and related subsequent events.

Due to the recent resignation of the Company’s independent public accountant and issues underlying such resignation, the Company does not believe it will be able to meet the October 13, 2014 deadline for filing the Financial Reports. The Company believes these same issues will lead to an inevitable delisting of the Common Stock by Nasdaq in the near future. Management of the Company is spending considerable time communicating with Nasdaq and believes that, as the Nasdaq staff moves to delist the Company, time and expense associated with attempts to remain on Nasdaq may increase. Based upon its belief that delisting of the Common Stock is inevitable and that continued or future appeals to Nasdaq for the purpose of seeking continued listing would prove futile, the Board of Directors of the Company determined that it would be prudent to voluntarily delist from Nasdaq in order that management may focus its energies on engaging a new auditor, completing the Financial Reports and managing the Company’s business.

The Company expects to file the Financial Reports in the future and to continue to file periodic reports under the Exchange Act. The Company does not have in place alternative arrangements with respect to listing or quoting of its common stock.  Trading on the OTC Pink Sheets or other market may commence in future as a result of filings or actions by market makers; however, the Company does not intend to take steps to facilitate trading or quotation on any market until it is current in its financial reporting.

About Altair Nanotechnologies Inc.

Altair is a leading provider of high-power, energy storage systems for the electric grid, industrial equipment and transportation markets. The company's lithium titanate technology is built on a proprietary nano-scale processing technology that creates high-power, rapid-charging battery systems with industry-leading performance and cycle life. Altair is headquartered in Anderson, Indiana and maintains operations in Reno, Nevada; Zhuhai, China; and Wu'an, China. For additional information, please visit: www.altairnano.com.

Forward-Looking Statements

This report may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altair's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this report. These risks include the risk that Altair will be unable to complete the filing of the Financial Reports or otherwise become current in its reports and that investigations, inquiries or lawsuits will be commenced by various parties that will result in sanctions, penalties, fines or judgments and that will divert management and financial resources. That other risks are identified in Altair's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. Such forward-looking statements speak only as of the date of this release. Altair expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Altair expectations or results or any change in events.

For Additional Information:

Investors

Karen Werner

kwerner@altairnano.com

775.858.3700